EXHIBIT 10.26

                              SETTLEMENT AGREEMENT
                          AND MUTUAL RELEASE OF CLAIMS


     This Settlement Agreement and Mutual Release of Claims (the "Agreement") is entered into and effective as of this 26th day of February, 2002, by and between GSS/ARRAY TECNHOLOGY, INC. and GSS/ARRAY TECHNOLOGY PUBLIC COMPANY, LTD. (collectively referred to herein as "GSS") and AURA SYSTEMS, INC., a Delaware corporation ("Aura").

                                 R E C I T A L S

     WHEREAS,  the GSS is the holder of certain  indebtedness  with an aggregate
outstanding   principal   balance  including  accrued  and  unpaid  interest  of
$3,267,979.47 owing from Aura as of February 26, 2002 (the "Debt").

     WHEREAS, GSS has assigned all of its respective right, title and interest in and to the Debt to Lawrence A. Diamant, as agent for various investors ("Agent") for a cash payment of $1,600,000 to which Aura has consented.

     WHEREAS, by entering into this Agreement, GSS and Aura desire to avoid the risks, uncertainties and costs of litigation and to buy peace, and to fully compromise and settle any and all disputes, known or unknown, between them, which arise from any and all prior dealings and associations with one another, including, but not limited to obligations arising under that certain Subcontract Number 15817, Amendment #3 (the "Subcontract"), or as a result of its termination thereof.

     NOW, THEREFORE, in consideration of the above stated premises, the mutual promises and agreements contained herein, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties agree as follows:

     1. Releases.

     (a) GSS hereby releases, acquits and forever discharges Aura and its current and former affiliates, subsidiaries, stockholders, employees, consultants, managers, agents, attorneys, officers and directors (collectively the "Aura Released Parties"), from all claims, counterclaims, demands, causes of action, obligations, express and implied warranties, suits, debts, damages, punitive and exemplary damages, expense reimbursements, common law and statutory penalties, liens, attorneys' fees, judgments, interest and expenses of any type whatsoever, whether known or unknown, in any manner, arising out of, related to, or connected with the prior dealings of Aura and GSS through the date hereof, including, without limitation, the Subcontract, Debt or the assignment thereof occurring prior to and through the date of this Agreement. GSS acknowledges that no Aura Released Party owes any amount to GSS or its affiliates as a result of the assignment thereof to Agent. Nothing herein releases Aura's obligation to pay Agent the sums payable.

     (b) Aura hereby releases, acquits and forever discharges GSS and their respective current and former affiliates, subsidiaries, stockholders, employees, consultants, managers, agents, investment advisors, attorneys, officers and directors from all claims, counterclaims, demands, causes of action, obligations, express and implied warranties, suits, debts, damages, punitive and exemplary damages, common law and statutory penalties, liens, attorneys' fees, judgments, interest and expenses of any type whatsoever, whether known or unknown, in any manner, arising out of, related to, or connected with the prior dealings of Aura and GSS through the date hereof, including without limitation, the Subcontract, Debt or the assignment thereof occurring prior to and through the date of this Agreement.

     2. Continued Protection of Proprietary Information/Technology. Notwithstanding any provision to the contrary set forth in Section 1 above, GSS agrees to continue to protect the confidential and proprietary information related to its manufacture and supply of the AuraGen Electronics Control Unit. GSS acknowledges that all information supplied to it by Aura other than that expressly designated by Aura as non-confidential is confidential and proprietary to Aura (collectively the "Aura Confidential Information") including, without limitation, identification of its customers, the price at which Aura purchases its items, goods and services from GSS, the source and prices of goods and items obtained by Aura, copyrights, trademarks, patents or the technical methods of manufacture of the items, goods, as well as information pertaining to materials, equipment, tools, guages, patterns, designs, drawings and engineering data. GSS shall not disclose or provide any Aura Confidential Information to any third party and shall take all necessary measures to prevent disclosure by its present and future employees, officers, agents, subsidiaries, dealers or consultants. The provisions herein in this Section 2 shall be binding upon GSS, successors in interest of GSS and shall survive for as long a period as is permissible under law.

     3. Intention of Parties. It is expressly understood and agreed that the terms hereof are contractual in nature and not merely recitals, and that the agreements and releases contained herein are made and given in order to compromise and settle doubtful and disputed claims, to avoid the cost, risk and uncertainty of litigation and to buy peace. It is further understood and agreed that no term, provision or agreement contained herein shall be construed or interpreted as an admission of liability by or on behalf of any party hereto, all such liability being expressly denied.

     4. Confidentiality of Settlement. The parties hereto agree that they and their heirs, assigns, agents, employees and attorneys shall not disparage or make any derogatory remarks whatsoever about any of the other parties thereto or their heirs, assigns, agents, officers, directors, employees and attorneys.

     5. Binding Effect. This Agreement and the releases granted herein shall inure to the benefit of and be binding against the parties hereto and their respective heirs, successors and assigns.

     6. Governing Law. This Agreement shall be governed by and construed in accordance with the laws of Delaware.

     7. Voluntary Agreement. Each of the parties hereto acknowledges that this Agreement has been executed freely and voluntarily, without economic compulsion, and with full knowledge of its legal significance and consequences.

     8. Ownership of Claims. Each of the parties hereto represents and warrants that it is the sole owner and holder of the various claims and causes of action released herein and that it has not sold, assigned, conveyed or in any way transferred any of its rights in and to any of the claims and causes of action to any third party.

     9. Severability. This Agreement is intended to be severable. If any term, covenant, condition, or provision hereof is illegal, invalid or unenforceable for any reason whatsoever, such illegality, invalidity or unenforceability shall not affect the legality, validity or enforceability of the remaining parts of this Agreement.

     10. Counterparts. This Agreement may be executed in counterparts or with detachable signature pages and shall constitute one agreement, binding upon all parties hereto as if all parties signed the same document.

     11. Headings. The headings used in this Agreement are intended solely for the convenience of reference, and should not in any manner amplify, limit, modify or otherwise be used in the interpretation of any of the provisions of this Agreement.

     12. Entire Agreement. This Agreement constitutes the entire understanding and agreement of the parties and supersedes and replaces all prior oral and written agreements with respect to the subject matter hereof. There are no oral agreements between the parties hereto.



EXECUTED as of the date first above written.

AURA:

AURA SYSTEMS, INC., a Delaware corporation


By:
Name:
Title:



GSS:

GSS/ARRAY TECHNOLOGY, INC.
GSS/ARRAY TECHNOLOGY PUBLIC COMPANY, LTD


Boon Hoe, Chief Financial Officer